Exhibit 10.1

DEUTSCHE BANK AG NEW YORK BRANCH

DEUTSCHE BANK SECURITIES INC.

60 Wall Street

New York, New York 10005

March 9, 2021

Lumentum Holdings Inc.

400 North McCarthy Boulevard

Milpitas, California 95035

Attention: Wajid Ali, Executive Vice President and Chief Financial Officer

Project Cheetah

Term Loan Facilities

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain commitment letter (the “Original Commitment Letter”), dated January 18, 2021 (the “Original Signing Date”), among Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, collectively, the “Agents”, “DB”, “we” or “us”) and Lumentum Holdings Inc. (“you”), a Delaware corporation. This Commitment Letter (as defined below) amends and restates in its entirety the Original Commitment Letter.

You have advised us that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheet or Summary of Conditions referred to below).

1.	Commitments.

In connection with the foregoing, DBNY is pleased to advise you of its commitment to provide 100% of the principal amount of the Initial Term Loan Facility, upon the terms set forth or referred to in this amended and restated commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions for the Term Loan Facilities attached hereto as Exhibit B (the “Term Sheet”) and subject only to the conditions set forth in the Summary of Conditions Precedent attached hereto as Exhibit C (the “Summary of Conditions”).

2.	Titles and Roles.

You hereby appoint (a) DBSI to act, and DBSI hereby agrees to act, as sole lead book running manager and sole lead arranger for the Initial Term Loan Facility (in such capacity, the “Lead Arranger”) and (b) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for the Term Loan Facilities (in such capacity, the “Administrative Agent”), in each case upon the terms set forth or referred to in this Commitment Letter and subject only to the conditions set forth in the Summary of Conditions. Each of DBSI and DBNY will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles. DBSI will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the Initial Term Loan Facility and will have all rights and responsibilities associated with such position and placement.

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3.	Syndication.

We intend, prior to and/or after the execution of definitive documentation for the Term Loan Facility (the “Term Loan Documentation”), to syndicate all or a portion of our commitments with respect to the Initial Term Loan Facility to a group of banks, financial institutions and other lenders (together with DBNY, the “Lenders”) identified by us in consultation with you pursuant to a syndication to be managed exclusively by the Lead Arranger, provided that we will not syndicate to (i) those persons identified by you by name in writing to us prior to the Original Signing Date or (ii) competitors of the Borrower, any of its subsidiaries or the Acquired Business that are identified by you by name in writing prior to the Original Signing Date (such persons, together with any person that is clearly identifiable as an affiliate of such person on the basis of its name, collectively, the “Disqualified Institutions”); provided, further, that the Borrower, upon reasonable written notice to the Lead Arranger after the Original Signing Date (or, after the Closing Date, the Administrative Agent), shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes a bona fide competitor of the Borrower, its subsidiaries and the Acquired Business; provided however, that such supplementation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loans; and provided, further, that a competitor or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person which is excluded pursuant to clause (i) above). All aspects of the syndication of the Initial Term Loan Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated through) the Lead Arranger in consultation with you (subject only to your express consent rights as provided above).

We intend to commence our syndication efforts with respect to the Initial Term Loan Facility following your execution and delivery to us of the Original Commitment Letter and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) forty-five (45) days after the Closing Date (the “Syndication Period”), you agree actively to assist (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist) us in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Acquired Business’ existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business), on the one hand and the proposed Lenders and rating agencies identified by the Lead Arranger on the other hand, at times and places reasonably requested by the Lead Arranger, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a Confidential Information Memorandum for the Initial Term Loan Facility and other marketing materials and information reasonably deemed necessary by the Lead Arranger to complete a Successful Syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants prior to the commencement of the Marketing Period, including, without limitation, any financial estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower and its subsidiaries, including the Acquired Business (such forward-looking financial information, collectively, the “Projections”), (d) the hosting, at reasonable times and upon reasonable request, with the Lead Arranger, of one or more meetings and/or conference calls with prospective Lenders, (e) your ensuring (or, in the case of the Acquired Business, your using commercially reasonable efforts to ensure) that, until the later of (x) the end of the Syndication Period and (y) the Closing Date, there will not be any announcement, offering, placement or arrangement of issues of debt securities or credit facilities of, or on behalf of, you, the Acquired Business or any of your or their subsidiaries (including refinancings and renewals of debt but excluding the Initial Term

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Loan Facility, debt expressly permitted to be incurred by the Acquired Business (and remain outstanding on the Closing Date) under the Merger Agreement (as in effect on the date hereof), working capital indebtedness incurred in the ordinary course of business, intercompany indebtedness, purchase money debt and capital lease obligations incurred in the ordinary course of business or other indebtedness that has otherwise been consented to by the Lead Arranger), without the consent of the Lead Arranger, if such announcement, offering, placement or arrangement would reasonably be expected to impair the primary syndication of the Initial Term Loan Facility in any material respect, and (f) your using commercially reasonable efforts to obtain (i) public ratings for the Initial Term Loan Facility (of any level), from each of S&P Global Ratings (“S&P”) and Moody’s Investor’s Services, Inc. (“Moody’s”), and (ii) a public corporate rating and a public corporate family rating of the Borrower (of any level) from each of S&P and Moody’s, respectively, in each case prior to the launch of the syndication of the Initial Term Loan Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (a) none of the foregoing (including the obtaining of the ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the Initial Term Loan Facility on the Closing Date, (b) except as expressly provided in Section 11 of the Summary of Conditions hereto, neither the commencement nor the completion of the syndication of the Initial Term Loan Facility shall constitute a condition precedent to the funding of the Initial Term Loan Facility on the Closing Date, and (c) the only Projections or pro forma or other financial statements that shall be required to be provided to the Lead Arranger in connection with the syndication of the Initial Term Loan Facility shall be those required to be delivered pursuant to Section 7 of Exhibit C. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Business or its management to take (or to refrain from taking) any action will not require you to take any action that is in contravention of the terms of the Merger Agreement.

You hereby acknowledge that (a) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Term Loan Facilities referred to in the paragraph below, to the proposed syndicate of Lenders (which will exclude Disqualified Institutions) by transmitting such Information, Projections and documentation through Intralinks, Debtdomain, SyndTrak Online, the internet, email or similar electronic transmission systems and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that (i) have personnel that wish only to receive information and documentation that does not constitute or include material non-public information (within the meaning of the United States federal securities laws) and (ii) do not wish to receive material non-public information with respect to the Borrower and its subsidiaries, the Acquired Business or their respective securities). You further agree, at the request of the Lead Arranger, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Initial Term Loan Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum containing only Public Lender Information does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information

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Memorandum or any related offering and marketing materials, each document to be disseminated by the Lead Arranger (or any other Agent) to any Lender in connection with the Term Loan Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) customary marketing term sheets and notification of changes in the Term Loan Facilities’ terms and conditions, (c) drafts and final versions of the Term Loan Documentation and (d) publicly available financial statements of the Borrower and the Acquired Business.

4.	Information.

You represent and warrant (and with respect to Information relating to the Acquired Business, to the best of your knowledge prior to the Closing Date) that (a) no written information which has been or is hereafter furnished to us by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, pro formas, other forward looking information and information of a general economic or industry specific nature) (such written information being referred to herein collectively as the “Information”) when taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Lead Arranger, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 45 days after the Closing Date and (y) the later of (i) the Closing Date and (ii) a Successful Syndication, any of the representations and warranties in the preceding sentence would (to the best of your knowledge, with respect to Information relating to the Acquired Business prior to the Closing Date) be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that (to the best of your knowledge, with respect to the Information relating to the Acquired Business prior to the Closing Date) such representations and warranties will be correct in all material respects under those circumstances. You understand that, in arranging and syndicating the Initial Term Loan Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Conditions Precedent.

DBNY’s commitment hereunder, and each Agent’s agreement to perform the services described herein, are subject only to the satisfaction of the conditions set forth in the Summary of Conditions (the “Exclusive Funding Conditions”).

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Notwithstanding anything set forth in this Commitment Letter, the Fee Letter or the Term Loan Documentation, or any other agreement or other undertaking concerning the transactions contemplated hereby to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Initial Term Loan Facility on the Closing Date shall be (x) such of the representations made by (or with respect to) the Acquired Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (taking into account any applicable cure provisions and determined without regard to any notice requirement) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Merger Agreement as a result of a breach of such representations (the “Merger Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Term Loan Documentation shall be in a form such that they do not impair the availability of the Initial Term Loan Facility on the Closing Date if the Exclusive Funding Conditions shall have been satisfied or waived (it being understood that to the extent any Collateral referred to in the Term Sheet may not be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of any stock certificates of subsidiaries of the Borrower that constitute Collateral, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Initial Term Loan Facility on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent); provided that stock certificates representing equity interests in any subsidiaries of the Target (to the extent required under the terms of the Term Sheet) will, to the extent you have used commercially reasonable efforts to obtain them, only be required to be delivered on the Closing Date to the extent received from the holders thereof prior to the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Loan Documentation relating to corporate existence of the Borrower and the Guarantors, corporate power and authority relating to the entering into and performance of the Term Loan Documentation by the Borrower and the Guarantors, the due authorization, execution and delivery by the Borrower and the Guarantors, and the validity and enforceability, of the Term Loan Documentation, no conflicts of the Term Loan Documentation with organizational documents of the Borrower and the Guarantors, margin regulations, the Investment Company Act of 1940, as amended, solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction and with solvency to be defined consistently with the solvency certificate to be delivered pursuant to Section 6 of Exhibit C), use of proceeds of the Initial Term Loan Facility not in violation of the Patriot Act/“know your customer” laws (including Beneficial Ownership Regulation referred to below), OFAC/sanctions/anti-terrorism laws, FCPA/anti-corruption laws and anti-money laundering laws and, subject to the last parenthetical appearing in the preceding sentence and customary “permitted liens”, the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

You agree that we will have the right to communicate and consult with you and your affiliates with respect to your and their rights and remedies under the Merger Agreement.

6.	Fees.

As consideration for DBNY’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the amended and restated Fee Letter, dated the date hereof, and delivered herewith with respect to the Initial Term Loan Facility (the “Fee Letter”), which such Fee Letter amended and restated in its entirety the Fee Letter, dated as of January 18, 2021, by and between you and the Agents (the “Original Fee Letter”).

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7.	Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and to proceed with the Term Loan Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented fees and expenses of outside counsel and consultants) of each Agent and its respective affiliates arising in connection with the Initial Term Loan Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Term Loan Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent reimburse such Agent and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them); provided that you shall only be responsible for the reasonable and documented fees and expenses of one primary counsel acting for the Agents (taken as a whole) for the Initial Term Loan Facility and one local counsel for each relevant jurisdiction as may be necessary or advisable in the judgment of the Agents.

You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Lead Arranger with respect to the Initial Term Loan Facility (each, a “Co-Agent”) and their respective affiliates and controlling persons and the respective directors, officers, employees, representatives and agents of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever (subject, in the case of any costs or expenses incurred by the Indemnified Person in connection with the negotiation or documentation of the Term Loan Facilities, this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter, to the limitations set forth in the immediately preceding paragraph) which may be incurred by or asserted against or involve any Agent, any Co-Agent or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter (any of the foregoing, a “Proceeding”) and, upon demand, to pay and reimburse each Agent, each Co-Agent and each other Indemnified Person for any reasonable and documented legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its respective obligations under this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your subsidiaries and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent in its capacity or in fulfilling its role as an administrative agent or Lead Arranger under the Term Loan Facilities); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense; and provided, further, that you shall be responsible for the fees and expenses of only one counsel for all Indemnified Persons in connection with indemnification claims arising out of the same

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facts or circumstances and, if reasonably necessary or advisable in the judgment of the Agents, a single local counsel to the Indemnified Persons in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each applicable jurisdiction, in each case, to the affected Indemnified Persons. No Indemnified Person shall be responsible or liable to you or any other person or entity for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including, without limitation, IntraLinks, Debtdomain, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct, gross negligence or bad faith of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). None of you or Target (or any of your or its respective subsidiaries), or any Indemnified Person shall be liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the financing contemplated hereby or thereby; provided that nothing contained in this paragraph will limit your indemnification obligations set forth herein to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under this Section 7.

Notwithstanding anything to the contrary herein, you shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

The parties hereto understand and agree that DB shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect on the Original Signing Date.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, you, the Acquired Business (and your and its respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your subsidiaries may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that DBSI is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, DBSI and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and its subsidiaries and other companies with which you, the Acquired Business or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by DBSI, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, your subsidiaries the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that you have been advised of the roles of DB and/or its affiliates as buy-side advisors to you in connection with the Transaction and that, in such capacity, DB and/or its affiliates are not advising you to enter into this Commitment Letter or advising you with respect to any financing contemplated herein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter and any provision of financing contemplated herein and are fully aware of any conflicts of interest which may exist as a result of DB’s engagement hereunder and the engagement of DB and/or its affiliates as buy-side advisors to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of DB hereunder or any arrangement, underwriting or provision by DB and/or its affiliates of any financing in connection with the Transaction and, on the other hand, DB’s and/or its affiliates’ roles as buy-side advisors to you in connection with the Transaction.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your

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affiliates, officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Term Loan Documentation and the contents hereof (provided that any such disclosure of the Fee Letter, the Original Fee Letter, or the contents thereof shall be subject to customary redaction of the fees and the economic “Market Flex” provisions contained therein on terms reasonably satisfactory to the Lead Arranger) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (ii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Initial Term Loan Facility, (iii) you may disclose the aggregate fee amounts contained in the Fee Letter or the Original Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in any public filing relating to the Transaction, and (iv) this Commitment Letter, the Original Commitment Letter, the Original Fee Letter, and the Fee Letter may be disclosed (x) upon the request or demand of any regulatory authority or self regulatory body having jurisdiction or oversight over you or any of your affiliates, their businesses or operations and (y) to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Lead Arranger promptly thereof prior to such disclosure to the extent permitted by applicable law), and (v) you may disclose this Commitment Letter and the Original Commitment Letter (but not the Fee Letter or the Original Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any public filing or other marketing materials relating to the Acquisition or the Initial Term Loan Facility.

Each Agent and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Agent or any of its affiliates, their businesses or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates, (d) to the extent that such information is received by such Agent from a third party that is not to its knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by such Agent, (f) to such Agent’s affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to enforce their respective rights hereunder or under the Fee Letter, or (j) to the extent permitted by Section 11 hereof in respect of the customary advertisements and promotional materials contemplated thereby. The obligations under this Section 9 shall automatically terminate and be superseded by the confidentiality provisions in the Term Loan Documentation upon the execution and delivery of the Term Loan Documentation and initial funding thereunder or shall expire on the second anniversary of the Original Signing Date, whichever occurs earlier.

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10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. DBNY may assign or participate its commitment hereunder to one or more prospective Lenders; provided that, (a) DBNY shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Initial Term Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Initial Term Loan Facility, including its commitments in respect thereof, until the initial funding of the Initial Term Loan Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of DBNY’s commitments in respect of the Initial Term Loan Facility until the initial funding of the Initial Term Loan Facility on the Closing Date, and (c) unless you agree in writing, DBNY shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Initial Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, any Agent hereunder (including, without limitation, the commitment of DBNY) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches; provided that with respect to the commitments under the Initial Term Loan Facility, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter or any document to be signed by any Agent in connection with this Commitment Letter or the Fee Letter shall be deemed to include electronic signatures of such Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the

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Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings (including as set forth in the Original Commitment Letter and the Original Fee Letter), whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF OR THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in Exhibit C) and whether there shall have occurred a Company Material Adverse Effect, (b) whether the representations and warranties made with respect to the Acquired Business in the Merger Agreement are accurate and whether as a result of a breach or inaccuracy thereof you or your affiliate have the right to terminate your or its obligations under the Merger Agreement, or refuse to consummate the transactions contemplated by the Merger Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE FEE LETTER, THE ORIGINAL FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Term Loan Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of DBNY hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Initial Term Loan Facility and the payment of annual agency fees to the Administrative Agent, shall automatically terminate and be superseded by the definitive Term Loan Documentation relating to the Term Loan Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act and Beneficial Ownership Regulation Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and 31 C.F.R. § 1010.23 (as amended from time to time, the “Beneficial Ownership Regulation”), such Agent is required to obtain, verify and record information that identifies the Borrower, each Guarantor and any other borrowers and guarantors under the Term Loan Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower, such Guarantors and such other borrowers and guarantors that will allow such Agent to identify the Borrower, such Guarantors and such other borrowers and guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Agent and each Lender.

16.	Termination and Acceptance, etc.

DBNY’s commitment with respect to the Initial Term Loan Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on the date that is five (5) Business Days (as defined in the Merger Agreement) after the End Date (as defined in, and determined pursuant to, the Merger Agreement as in effect on the date hereof), unless on or prior to such time the Transaction has been consummated; provided that if the conditions to Closing (as defined in the Merger Agreement as in effect on the date hereof) set forth in Article VI of the Merger Agreement as in effect on the date hereof are satisfied prior to the applicable End Date (as defined in the Merger Agreement as in effect on the date hereof) (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date (as defined in the Merger Agreement)), then DBNY’s commitment with respect to the Initial Term Loan Facility as set forth above (and each Agent’s agreements to perform the services described herein) shall not terminate pursuant to this clause (i) until the date that is fifteen (15) Business Days (as defined in the Merger Agreement) after the End Date (as defined in the Merger Agreement as in effect on the date hereof), unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Merger Agreement and prior to the consummation of the Transaction, the date of the valid termination or abandonment of the Merger Agreement in accordance with its terms (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) or (iii) the date of the closing of the Acquisition without the use of the Initial Term Loan Facility. In the event that a lesser amount of indebtedness is required to fund the Transaction for any reason, you may elect, by written notice to DBNY, to reduce DBNY’s commitments with respect to the Initial Term Loan Facility hereunder.

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If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 12, 2021. The commitment of DBNY hereunder, and each Agent’s agreement to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Signature page to Project Cheetah – Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first above written:

LUMENTUM HOLDINGS INC.

By:	/s/ Alan S. Lowe
Name: Alan Lowe
Title: President and CEO

[Signature page to Project Cheetah – Amended and Restated Commitment Letter]

EXHIBIT A

Project Cheetah

Term Loan Facilities

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

Lumentum Holdings Inc., a Delaware corporation (“you” or the “Borrower”) intends to (i) acquire (the “Acquisition”), in a “friendly” transaction, a target company identified to us as “Cheetah” (the “Target” and, together with its subsidiaries, the “Acquired Business”) by way of a merger of a newly-formed Delaware corporation wholly-owned by the Borrower (“MergerCo”) with and into the Target, with the Target continuing as the surviving entity of such merger and a wholly-owned subsidiary of Borrower (the “Merger”), and (ii) concurrently with the consummation of the Acquisition, repay all of the existing indebtedness for borrowed money under the Credit Agreement, dated as of November 7, 2016 (as amended, restated, supplemented, refinanced, renewed, replaced, extended or otherwise modified from time to time), by and among the Target, as borrower, the financial institutions and other parties thereto from time to time, and Barclays Bank PLC, as administrative agent (the “Refinancing”). After the consummation of the Acquisition, all of the outstanding equity interests of the Target will be owned, directly or indirectly, by the Borrower.

The sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for certain working capital needs and certain general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided through:

(i) a senior secured term loan facility in an aggregate principal amount of $3,000.0 million (the “Initial Term Loan Facility”);

(ii) the issuance of shares of common stock of the Borrower pursuant to, and in accordance with the terms of, the Merger Agreement (the “Equity Financing”); and

(iii) unrestricted cash on hand of the Borrower.

The date on which the Acquisition and the Refinancing are consummated and the initial borrowings are made under the Initial Term Loan Facility is referred to herein as the “Closing Date”. The transactions described above are collectively referred to herein as the “Transaction”.

A-1

EXHIBIT B

Project Cheetah

Term Loan Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter to which this Exhibit B is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	Lumentum Holdings Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:	DBNY will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (other than Disqualified Institutions) (together with DBNY, the “Lenders”) and will perform the duties customarily associated with such roles.

Lead Arranger and Lead Book-Running Manager:	DBSI will act as sole lead arranger and lead book-running manager for the Initial Term Loan Facility and will perform the duties customarily associated with such roles (the “Lead Arranger”).

Initial Term Loan Facility:	1. Amount: “B” term loan facility in an aggregate principal amount of $3,000.0 million (the “Initial Term Loan Facility”) (subject to increase at the Borrower’s election, to the extent required to fund or account for (i) any OID (as defined in the Fee Letter) with respect to the Initial Term Loan Facility required pursuant to the “Market Flex” provisions in the Fee Letter or (ii) the Ticking Fee (as defined in the Fee Letter).

2. Use of Proceeds: The loans made pursuant to the Initial Term Loan Facility (the “Initial Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

3. Maturity: The final maturity date of the Initial Term Loan Facility shall be 7 years from the Closing Date (the “Term Loan Maturity Date”).

4. Amortization: (i) During the first 6-3/4 years following the Closing Date (commencing on the first full fiscal quarter ending after the Closing Date), quarterly amortization of the Initial Term Loans shall be required in an amount equal to 0.25% of the initial aggregate principal amount of the Initial Term Loans incurred on the Closing Date.

(ii) The remaining aggregate principal amount of Initial Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

5. Availability: The Initial Term Loans may only be incurred on the Closing Date. No amount of Initial Term Loans once repaid may be reborrowed.

6. Issuance Price: 99.50%; provided that the discount to par reflected in the issuance price of the Initial Term Loans may, at the election of the Lead Arranger, be taken in the form of an upfront fee paid on the Closing Date. All calculations of interest in respect of the Initial Term Loans will be calculated on the basis of the principal amount of Initial Term Loans actually outstanding at any time (without giving effect to any original issue discount).

Incremental Term Facilities:

The Borrower will have the right to obtain from existing Lenders or prospective lenders incremental commitments consisting of one or more increases to the Initial Term Loan Facility and/or one or more new tranches of term loans to be made available under the Term Loan Documentation (each, an “Incremental Term Facility” and, together with the Initial Term Loan Facility, collectively, the “Term Loan Facilities”) in an aggregate amount not to exceed the sum of (a) the greater of (x) $1,093.0 million and (y) 100% of Consolidated EBITDA (as defined below) of the Borrower and its subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered (less the sum of the aggregate amount of all Incremental Equivalent Debt (as defined below) incurred in reliance on this clause (a)) plus (b) all voluntary prepayments of the Initial Term Loan Facility (and Incremental Term Facilities to the extent incurred in reliance on clause (a) above) made prior to the date of incurrence of any such Incremental Term Facility (including voluntary prepayments and buybacks at a discount to par to the extent of the cash used for such purposes), in each case, to the extent not funded with proceeds of long term debt, plus (c) an additional amount at such time that, after giving pro forma effect thereto (including use of proceeds), could be incurred without causing the pro forma First-Lien Net Leverage Ratio (as defined below) to exceed the First-Lien Net Leverage Ratio as of the Closing Date or (y) at Borrower’s option, if such Incremental Term Loan is incurred to finance a Permitted Acquisition (as defined below), the First-Lien Net Leverage Ratio as in effect immediately before consummation of such Permitted Acquisition; provided that (i) all Incremental Term Facilities and permitted refinancings of the foregoing (or prior permitted refinancings) shall be included in the numerator of such ratio regardless of whether, and to what extent, secured and (ii) the proceeds of any Incremental Term Facilities shall not be netted from indebtedness for the purposes of such calculation; provided, further, that:

(i) no such Incremental Term Facility will be available until the later of (x) the end of the Syndication Period and (y) 45 days after the Closing Date;

(ii)  (A) no default or event of default exists or would exist after giving effect thereto and (B) the representations and warranties set forth in the terms of the Term Loan Documentation shall be true and correct in all material respects (except for (i) representations and warranties which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date and (y)

representations and warranties qualified by materiality, which shall be true and correct in all respects); provided that to the extent the proceeds of any Incremental Term Facility are intended to be applied to finance a Limited Conditionality Acquisition (as defined below) that is permitted under the Term Loan Documentation, the requirements of this clause (ii) shall, if agreed by the lenders providing such Incremental Term Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions, and the event of default test referred to in clause (A) above shall only be tested at the time of the execution of the relevant acquisition agreement;

(iii)  any such Incremental Term Facility shall rank pari passu in right of payment with the Initial Term Loan Facility and shall not benefit from any guarantees not also applicable to the Initial Term Loan Facility and be secured on a pari passu basis by the same Collateral (as defined below) securing, the Initial Term Loan Facility; and

(iv) except for the terms described in this clause (iv), loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan” and, together with the Initial Term Loans, the “Term Loans”) shall be subject to the same terms as the Initial Term Loans, unless such Incremental Term Loans are made a part of the Initial Term Loan Facility (in which case all terms thereof shall be identical to those of the Initial Term Loan Facility), provided that:

(a)   the interest rates shall be determined mutually by the Borrower and the lenders providing such Incremental Term Loans; provided that if the interest rate margins for any Incremental Term Facility incurred on or prior to the six (6) month anniversary of the Closing Date (other than (i) Incremental Term Loans that have an outside maturity date more than two years after the Term Loan Maturity Date and (b) Incremental Term Loans in an aggregate amount not in excess of $750.0 million) are higher than the interest rate margins for the Initial Term Loan Facility by more than 75 basis points, then the interest rate margins for the Initial Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 75 basis points (it being understood that any such increase in the interest rate margin shall not require the consent of any Lender); provided that, in determining the interest rate margins applicable to the Incremental Term Facility and the Initial Term Loan Facility (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loan Facility or any Incremental Term Facility in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) customary arrangement, commitment or similar fees payable to the Lead Arranger (or its affiliates) in connection with the Initial Term Loan Facility or to one or more arrangers (or their affiliates) of any Incremental Term Facility shall be excluded and (z) if the Incremental Term Facilities include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the Initial Term Loan Facility shall be required, to the extent an increase in the interest rate floor in the Initial Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loan Facility shall be increased by such increased amount (this clause (a), the “MFN Provision”);

(b)   the final stated maturity date for such Incremental Term Loans may be the same as or later (but not sooner) than the final stated maturity date applicable to the then-outstanding Term Loans; provided, that this clause (b) shall not apply to any Incremental Term Loans in an aggregate principal amount (taken together with amounts incurred pursuant to clause (b) in the first proviso in the section entitled “Refinancing Term Facilities” and the second proviso in clause (c) below) not to exceed $750.0 million;

(c)   the amortization requirements for such Incremental Term Loans may differ from those of the then outstanding Term Loans, provided the average weighted life to maturity of such Incremental Term Loans is no shorter than the then remaining average weighted life to maturity applicable to the then outstanding Term Loans; provided, that this clause (c) shall not apply to any Incremental Term Loans in an aggregate principal amount (taken together with amounts incurred pursuant to clause (b) in the first proviso in the section entitled “Refinancing Term Facilities” and the proviso in clause (b) above) not to exceed $750.0 million;

(d)   any Incremental Term Facility may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of the Term Loans under the Term Loan Documentation; and

(e)   other terms may differ if reasonably satisfactory to the Administrative Agent, the Borrower and lenders providing such Incremental Term Loans; provided that the other terms of any Incremental Term Facility that are not substantially identical to the then-existing Term Loans (other than pursuant to clause (ii) of the second proviso of this section above and sub-clauses (a) through (d) above) shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the relevant lenders under the Incremental Term Facility than those applicable to the then-existing Term Loans (except for covenants or other provisions (i) reasonably acceptable to the Administrative Agent, (ii) applicable only to periods after the latest final maturity date of the then-existing Term Loans existing at the time of incurrence of the Incremental Term Facility or (iii) also provided to the relevant lenders under the then-existing Term Loans (it being understood that to the extent that any covenant or other provision is added for the benefit of any Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lenders, to the extent that such covenant or other provision is also added for the benefit of Lenders under such then-existing Term Loans)).

For the purposes hereof, (x) “First-Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, subject to clause (i) of the first proviso of the first paragraph of this section, the ratio of (a) consolidated secured indebtedness for borrowed money, purchase money debt, unreimbursed drawings under letters of credit, the principal portion of capital lease obligations, and third party obligations evidenced by notes or similar instruments (but excluding unsecured indebtedness and indebtedness secured only by the Collateral on a junior lien basis to the Term Loan Facilities and which is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent) of the Borrower and its subsidiaries on such date (less all unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered and (y) “Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis the ratio of (a) consolidated indebtedness for borrowed money, purchase money debt, unreimbursed drawings under letters of credit, the principal portion of capital lease obligations, and third party obligations evidenced by notes or similar instruments of the Borrower and its subsidiaries on such date (less all unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered.

Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any Incremental Term Loans, and nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Term Facility. The lenders providing any Incremental Term Facility shall be reasonably satisfactory to the Administrative Agent to the extent required under “Assignments and Participations” below.

The proceeds of any Incremental Term Facilities may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and any other use not prohibited by the Term Loan Documentation.

For the purposes of (i) determining pro forma compliance with any provisions of the Term Loan Documentation which requires the calculation of any ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Term Loan Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with a permitted acquisition that the Borrower or any of its subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of third party financing (a “Limited Conditionality Acquisition”), the date of determination thereof shall, at the Borrower’s option (an “LCT Election”), be the date of entering into the binding definitive agreement for such acquisition (the “LCT Test Date”) and shall be made giving pro forma effect to such acquisition and the other transactions (including the incurrence of indebtedness) to be entered into in connection therewith as if they had occurred at the beginning of the applicable test period and if the Borrower or its applicable subsidiary could have taken such action on the relevant LCT Test Date in compliance with any representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with; provided that following the LCT Test Date and prior to the earlier of (i) the date on which such Limited Conditionality Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, (x) such indebtedness (and any associated lien) shall be deemed incurred at the time of such selection and outstanding thereafter for the purposes of pro forma compliance with any applicable ratios and (y) for purposes of any calculation of any ratio with respect to the incurrence of any other debt or liens, or the making of any other acquisition, investment, restricted payment, junior debt repayment or other transaction subject to ratio compliance, any such ratio shall also be required to be calculated without giving effect to such Limited Conditionality Acquisition.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target in any Limited Conditionality Acquisition) at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuation.

“Consolidated EBITDA” as used herein will be defined in a manner consistent with the Documentation Principles referred to below but will include, in any event, add-backs for

(a)   all non-cash items;

(b)   all extraordinary, unusual or non-recurring items;

(c)   restructuring charges and related charges in connection with any single or one-time events;

(d)   any expenses or costs incurred in connection with equity offerings, investments or indebtedness otherwise permitted under the Term Loan Documentation, whether or not consummated; and

(e)   pro forma adjustments, including “run rate” cost savings, operating expense reductions, and synergies related to the Transaction and other acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives, in each case, projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken, in each case, within 24 months following the Closing Date or the date of the consummation of the applicable transaction, as the case may be (net of cost savings and synergies actually achieved).

Guaranties:

Each direct and indirect subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the Term Loan Facilities and, to the extent so designated by the Borrower as “Secured Hedging Agreements”, the obligations of the Borrower under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates or the Administrative Agent or its affiliates (the “Secured Hedging Agreements”). Such Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above, no Excluded Subsidiary (as defined below) shall be required to provide a Guaranty (or constitute a Guarantor).

As used herein, (x) “Excluded Subsidiary” means (i) any Excluded Foreign Subsidiary (as defined below), (ii) any “unrestricted subsidiary” (to be defined in a manner consistent with the Documentation Principles) designated as provided below under the section entitled “Unrestricted Subsidiaries”, (iii) any non-wholly owned subsidiary of the Borrower, (iv) any subsidiary that is prohibited from providing a Guaranty by applicable law, rule or regulation, by any contractual obligation existing on the Closing Date or existing at the time of acquisition of such subsidiary (and not entered into in contemplation of such acquisition), or by its organizational documents (but only for so long as such prohibition exists) or that would require consent, approval, license or authorization of a governmental authority (and such consent, approval, license or authorization has not been obtained after commercially reasonable efforts to do so), (v) any immaterial subsidiary (to be defined in a manner consistent with the Documentation Principles), (vi) not-for-profit subsidiaries and certain special purposes entities, (vii) any subsidiary of the Borrower that is not an “Eligible Contract Participant” (as defined under the Commodity Exchange Act) (after giving effect to any keepwell) but solely with respect to obligations under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, and (viii) any other subsidiary with respect to which Borrower and the Administrative Agent have reasonably determined that the adverse consequences (including the cost) of providing a guarantee shall be excessive in relation to the benefits to be obtained by the Lenders therefrom and (y) “Excluded Foreign Subsidiary” means (i) any direct or indirect non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the

Internal Revenue Code) (each, a “CFC”), (ii) any direct or indirect U.S. subsidiary of the Borrower that is treated as a “disregarded entity” for federal income tax purposes the sole assets of which are equity interests in CFCs (each, a “Pass-Through Foreign Holdco”) or other Pass-Through Foreign Holdcos, and (iii) any subsidiary of a CFC or Pass-Through Foreign Holdco.

Notwithstanding the foregoing, the Borrower may, at its option, cause any subsidiary that is not otherwise required to become a Guarantor to become a Guarantor with the consent of the Administrative Agent (such consent not to be unreasonably withheld); provided, however, that the Administrative Agent may condition its consent by limiting the purposes for which such subsidiary shall constitute a Guarantor for purposes of the section entitled “Negative Covenants” and related definitions used therein.

Security:	Subject to the limitations set forth below and subject to customary and other agreed exceptions, qualifications and thresholds, all amounts owing under the Term Loan Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any Excluded Foreign Subsidiary shall be required to be pledged, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by the Borrower and the Guarantors (all of the foregoing, but excluding the Excluded Assets (as defined below), the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property acquired after the Closing Date with a value of less than an amount to be mutually agreed and any real property leasehold interests; (ii) margin stock and equity interests of non-wholly owned subsidiaries and joint ventures, to the extent prohibited under the organizational documents of such non-wholly owned subsidiaries or joint ventures (but only for so long as such prohibition exists); (iii) licenses, instruments, franchises, charters, authorizations and other agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”), Title 11 of the United States Code (the “Bankruptcy Code”) or any other requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (iv) motor vehicles and other assets subject to certificate of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement; (v) other assets to the extent the pledge thereof is prohibited by applicable law, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (vi) intent to use trademark or service mark applications; (vii) those assets as to which the Administrative Agent shall determine that the costs of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby; (viii) any segregated funds or accounts held or received on behalf of third parties (other than Borrower or any Guarantor), (ix) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset or if the granting of a security interest in such assets would create a right of termination in favor of any other party thereto, and, in each case, such indebtedness and prohibition or requirement is permitted under the Term Loan Documentation after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (x) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (xi) equity interests of unrestricted subsidiaries, not-for-profit entities, certain special purpose entities and entities organized in jurisdictions that would require any consent, approval or authorization from a governmental authority prior to such pledge (but only so long as such consent, approval or authorization has not been obtained after commercially reasonable efforts to do so), (xii) any asset of the Borrower or the Guarantors securing (or required to secure) that certain Agreement relating to an Amortizing Loan Kreditanstalt fur Wiederaufbau Program: KfW Energy Efficiency Program Energy-efficient Construction and Refurbishment (276), dated as of December 21, 2020, between Coherent LaserSystems GmbH & Co. KG and Commerzbank Aktiengesellschaft (as in effect on the Original Signing Date), and (xiii) such other assets of the Borrower and the Guarantors to be mutually agreed. The foregoing described in the preceding sentence are collectively referred to as the “Excluded Assets”.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall effectively create first priority security interests in the property purported to be covered thereby, subject to customary and other agreed exceptions and qualifications.

In addition, (a) landlord, bailee or warehouseman waivers or collateral access agreements shall not be required, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions other than the filing of UCC financing statements shall be required with respect to motor vehicles and other assets subject to certificates of title, letter of credit rights, commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt in a principal amount of less than an amount to be agreed, and share certificates of non-subsidiaries and immaterial subsidiaries and (b) no actions in any jurisdiction other than the United States or required by the laws of any jurisdiction other than the United States shall be required to be taken to create or perfect any security interests in assets located or titled outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States).

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR (as defined below) loans, or one business day’s notice in the case of Base Rate (as defined below) loans, without premium or penalty (subject, however, to the Prepayment Premium referred to below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans shall be applied to each outstanding tranche of Term Loans, as directed by the Borrower, and shall apply to reduce future scheduled amortization payments of the Initial Term Loans in direct order of maturity.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales and other dispositions by the Borrower and its subsidiaries (including sales or issuances of equity interests of any subsidiary of Borrower and insurance recovery and condemnation events) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year, with step-downs to 50% and 0% based upon the achievement and maintenance of Total Net Leverage Ratios equal to or less than 0.50x and 1.00x inside the Total Net Leverage Ratio as of the Closing Date, respectively, and subject to customary exceptions and thresholds (with exceptions for, among other things, ordinary course dispositions, dispositions of obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be mutually agreed), and customary reinvestment rights permitting reinvestment within 12 months plus an additional 180 days if a binding agreement to reinvest has been entered into; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of the execution of a definitive agreement for such asset sale and six months prior to the consummation of such asset sale, (b) 100% of the net proceeds from issuances or incurrences of debt (excluding any debt permitted under the Term Loan Documentation, but including any Refinancing Term Facilities or Refinancing Notes (as each such term is defined below)) by the Borrower and its subsidiaries, and (c) 50% (decreasing to 25% and 0% based on Total Net Leverage Ratios equal to or less than 0.50x and 1.00x inside the Total Net Leverage Ratio as of the Closing Date, respectively) of annual Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) (commencing with the first full fiscal year of the Borrower ended after the Closing Date) of the Borrower and its subsidiaries, with any such required repayment amount to be reduced dollar-for-dollar by the amount of voluntary prepayments of Term Loans made during the applicable year or after year-end and prior to the time such Excess Cash Flow prepayment is due, except to the extent financed with long-term debt; provided that prepayments shall only be required under the foregoing clause (c) if, and only to the extent, that after giving effect to the applicable percentage of Excess Cash Flow, the amount of the Excess Cash Flow payment that would be required is greater than $20.0 million.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (c), inclusive, above shall (subject to the immediately succeeding paragraph) be applied pro rata to each outstanding tranche of Term Loans, and shall apply to reduce future scheduled amortization payments of the Initial Term Loans in such order as the Borrower may direct. In addition, after giving effect to the consummation of the Transaction on the Closing Date, all commitments under the Initial Term Loan Facility (if any) not required to finance the Transaction, Refinancing and any Transaction Costs shall be terminated in their entirety.

Any Lender (each a “Declining Lender”) may elect not to accept any mandatory prepayment pursuant to clause (a) or (c) of the first paragraph of this section above. Any prepayment amount declined by a Declining Lender may be retained by the Borrower or may be applied in prepayment of amounts owed to non-Declining Lenders, in the Borrower’s discretion.

Mandatory prepayments in clauses (a) and (c) above shall be limited to the extent the upstreaming or transfer of such amounts from a foreign subsidiary to the Borrower or any other applicable subsidiary would result in material adverse tax consequences until such time as the Borrower or its applicable subsidiary may upstream or transfer such amounts and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors). The non-application of any mandatory prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries.

Prepayment Premium:	The occurrence of any Repricing Transaction (as defined below) with respect to Initial Term Loans, in each case prior to the six-month anniversary of the Closing Date, will require payment of a fee (each, a “Prepayment Premium”) of an amount equal to 1.00% of the principal amount of the Initial Term Loans subject to such Repricing Transaction.

As used herein, the term “Repricing Transaction” shall mean, other than in connection with any transaction involving a Change of Control or a Transformative Acquisition (to be defined in a manner consistent with the Documentation Principles), (i) any prepayment or repayment of Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement indebtedness consisting of broadly syndicated terms loans under any credit facilities bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Initial Term Loans subject to such event (to be calculated in a manner consistent with the MFN Provision) and (ii) any amendment to Term Loan Documentation which reduces the “effective yield” applicable to the Initial Term Loans (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Refinancing Term Facilities:	The Borrower shall have the right to refinance and/or replace the Initial Term Loans (and Incremental Term Loans) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Term Loan Documentation, in each case, with the consent of the Borrower and the institutions providing such Refinancing Term Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Term Loan Facilities or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that (a) any Refinancing Term Facility or issue of Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower, (b) in the case of Term Loans to be refinanced or replaced, no Refinancing Term Facility or Refinancing Notes shall mature prior to the maturity date of the applicable Term Loans being refinanced or replaced, or have a shorter weighted average life to maturity than (without giving effect to any amortization or prepayments on the outstanding Term Loans under the Initial Term Loan Facility (or any Incremental Term Facility)), or, with respect to Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to, the Term Loans being refinanced or replaced (it being understood that the Borrower shall be permitted to optionally prepay, repurchase or redeem any such Refinancing Notes, subject to any separate restrictions under the Term Loan Documentation); provided, that this clause (b) shall not apply to any Refinancing Term Facility or Refinancing Notes in an aggregate principal amount (taken together with amounts incurred pursuant to clause (iv)(b) or (iv)(c) in the section entitled “Incremental Term Facilities”) not to exceed $750.0 million, (c) such Refinancing Term Facility or Refinancing Notes shall have pricing (including interest, rate floors, discounts, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (d) such Refinancing Term Facility or series of Refinancing Notes shall not be secured by any assets other than the Collateral, (e) such Refinancing Term Facility or Refinancing Notes shall not be guaranteed by any person unless such person also becomes a Guarantor with respect to the Term Loan Facilities, (f) the other terms and conditions (excluding those referenced in clauses (b) through (e) above) of such Refinancing Term Facility or Refinancing Notes shall either, at the option of the Borrower, (i) not be, when taken as a whole, materially more restrictive (when taken as a whole) on the Borrower and its subsidiaries (as reasonably determined by the Borrower) than those terms and conditions applicable to the Term Loans being refinanced or replaced (except for (x) covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Term Loans under the Term Loan Documentation existing at the time of such refinancing or replacement and (y) to the extent that the relevant Term Loans under the Term Loan Documentation existing at the time of such refinancing or replacement also obtain the benefit of such more restrictive covenants or other provisions (it being understood that in such case no consent shall be required by the Administrative Agent or any Lender)) or (ii) such terms shall be current market terms for such type of indebtedness, (g) the aggregate principal amount of any Refinancing Term Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the Term Loan Documentation and (h) only a Refinancing Term Facility that is pari passu in right of payment and security with the Initial Term Loan Facility shall share ratably in any voluntary or mandatory prepayments of the Initial Term Loan Facility, unless the Borrower and the lenders in respect of such Refinancing Term Facility elect lesser payments.

Documentation:	The Term Loan Documentation will be based on that certain Credit and Guaranty Agreement, dated as of December 10, 2018, previously entered into by the Borrower, various lenders and DBNY, as administrative agent and collateral agent, and terminated prior to the Original Signing Date, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as may be modified pursuant to the “Market Flex” provisions of the Fee Letter), (ii) take account of differences related to the operational requirements of the Borrower, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses and business practices (after giving effect to the Transaction), (iii) reflect operational and administrative changes reasonably requested by the Administrative Agent, (iv) include customary Beneficial Ownership Regulation provisions substantially consistent with recommendations provided by the Loan Syndications & Trading Association and (v) include LIBOR replacement provisions substantially consistent with recommendations provided by the Alternative Reference Rates Commission and in any case in form and substance reasonably satisfactory to the Administrative Agent and Borrower), the definitive terms of which will be negotiated in good faith (collectively, the “Documentation Principles”), in each case, subject to the Funds Certain Provisions. Notwithstanding the foregoing, the Term Loan Documentation will contain only those conditions to borrowing, mandatory repayments, representations, warranties, covenants and events of default expressly set forth herein and in the Commitment Letter (as modified pursuant to the “Market Flex” provisions of the Fee Letter) and, subject to the Documentation Principles and limitations as set forth herein, with materiality thresholds, standards, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed and consistent with the Documentation Principles.

Interest Rates:

At the Borrower’s option, the Initial Term Loans may be maintained from time to time as (x) Base Rate loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR loans, which shall bear interest at LIBOR for the respective interest period plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Initial Term Loans maintained as Base Rate loans, 2.00%, and (ii) in the case of Initial Term Loans maintained as LIBOR loans, 3.00%.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1.00% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month (determined after giving effect to any applicable “floor”) plus 1.00%. Notwithstanding anything to the contrary herein, in no event shall the Base Rate be less than 1.50% per annum.

“LIBOR” shall be defined on a basis consistent with the Documentation Principles; provided that LIBOR shall not be less than 0.50% per annum (the “LIBOR Floor”).

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Term Loans under a given tranche of the Term Loan Facilities, 12 months, shall be available in the case of LIBOR loans.

Interest in respect of Base Rate loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Term Loans and at maturity. All interest on Base Rate loans, LIBOR loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other overdue amounts shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under a specific tranche of the Term Loan Facilities, the rate which is 2.00% in excess of the rate applicable to Initial Term Loans maintained as Base Rate loans). Such interest shall be payable on demand.

Yield Protection:	The Term Loan Facilities shall include customary protective provisions for such matters as capital adequacy, liquidity, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the

Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Term Loan Documentation, regardless of the date enacted, adopted or issued).

The Borrower shall have the right to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence on terms consistent with the Documentation Principles.

Agent/Lender Fees:	The Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:

A. To Availability of Initial Term Loan Facility on the Closing Date:

Subject in all respects to the Funds Certain Provisions, those conditions precedent set forth on Exhibit C to the Commitment Letter.

B. To All Term Loans (other than Initial Term Loans Made on the Closing Date):

(i) All representations and warranties shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of the date of each borrowing of a Term Loan (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (or, in all respects, if qualified by materiality) as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided that with respect to any Incremental Term Facility the proceeds of which are used to finance a Limited Conditionality Acquisition, the limitations described above under clause (ii) of the second proviso of the first paragraph under the heading “Incremental Term Facilities” shall apply.

(ii)  No event of default under the Term Loan Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Term Loan Facilities, shall have occurred and be continuing, or would result from any borrowing of a Term Loan; provided that with respect to any Incremental Term Facility the proceeds of which are used to finance a Limited Conditionality Acquisition, no default or event of default shall have occurred and be continuing at the time of, or after giving effect to, entry into the applicable acquisition agreement.

Representations and Warranties:	Representations and warranties (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where appropriate) with customary and other agreed materiality thresholds, exceptions and qualifications consistent with the Documentation Principles: (i) corporate status and good standing, to the extent applicable, (ii) corporate power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material debt contracts or charter documents, (v) governmental and third-party approvals, (vi) financial statements, undisclosed liabilities and projections, (vii) absence of a Material Adverse Effect (to be defined in a manner consistent with the Documentation Principles), (viii) solvency, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with margin regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, general statutes, etc., (xiv) ownership of property, (xv) creation, validity, perfection and priority of security interests under Security Agreements, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, licenses, permits, etc., (xix) maintenance of insurance, (xx) Patriot Act/“know your customer” laws (including the Beneficial Ownership Regulation), (xxi) OFAC/sanctions/anti-terrorism laws, (xxii) Foreign Corrupt Practices Act and other anti-corruption laws, (xxiii) anti-money laundering laws, and (xxiv) accuracy of the Merger Agreement Representations.

Notwithstanding anything to the contrary contained herein, the truth and accuracy of the representations and warranties (other than Merger Agreement Representations and Specified Representations) shall not constitute a condition precedent to the extension of credit on the Closing Date.

Covenants:	Affirmative and negative covenants (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where appropriate) subject to the Documentation Principles and with customary and other agreed materiality thresholds, exceptions and qualifications:

(a) Affirmative Covenants – (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of insurance; (iv) preservation of corporate existence, rights (charter and statutory) and approvals; (v) visitation and inspection rights with respect to books and property; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults, material litigation and certain other material events; (x) financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (in accordance with U.S. GAAP, except with respect to unaudited financials for the absence of footnotes and subject to year-end adjustments), in each case with accompanying management discussion and analysis and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit other than solely with respect to, or resulting solely from an upcoming maturity date under any Term Loan Facility), and projections prepared by management of the Borrower and provided on an annual basis, and quarterly informational calls with Lenders); (xi) use of proceeds; (xii) ERISA covenants; (xiii) use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Term Loan Facilities by each of S&P and Moody’s; provided that no specific rating shall be required; (xiv) OFAC/sanctions/anti-terrorism laws; (xv) Foreign Corrupt Practices Act and other anti-corruption laws; (xvi) anti-money laundering laws; and (xvii) designation of subsidiaries as “unrestricted subsidiaries” or “restricted subsidiaries”.

(b) Negative Covenants – Restrictions on (i) liens; (ii) debt (including “disqualified preferred stock” and guaranties and other contingent obligations, with exceptions to permit, among other things, (x) debt secured on a pari passu basis with the Initial Term Loan Facility incurred in lieu of, and subject to the applicable terms and conditions of, the Incremental Term Facilities (“Incremental Equivalent Debt”), provided that the MFN Provision shall only apply to Incremental Equivalent Debt in the form of term loans secured on a pari passu basis with the Initial Term Loan Facility and (y) additional junior lien debt or unsecured debt, in such amount, subject to giving pro forma effect thereto (including use of proceeds), as could be incurred without causing the pro forma Total Net Leverage Ratio to exceed (A) a Total Net Leverage Ratio equal to or less than 0.50x outside the Total Net Leverage Ratio as of the Closing Date or (B) if such junior lien or unsecured debt is incurred in connection with a Permitted Acquisition, the Total Net Leverage Ratio as in effect immediately before consummation of such Permitted Acquisition, in each case, with other customary restrictions of the type applicable to Incremental Equivalent Debt (e.g. tenor, weighted average life to maturity, identical Guarantors and, in the case of secured debt, identical Collateral and intercreditor arrangements satisfactory to the Administrative Agent)); (iii) mergers, consolidations and other fundamental changes; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions to include, among other things, (x) sales of inventory in the ordinary course of business and (y) sales of obsolete or worn out assets); (v) loans, acquisitions, joint ventures and other investments; provided that (x) the Borrower and the Guarantors shall be permitted to effect Permitted Acquisitions, subject to the absence of any default or event of default under the Term Loan Facilities at the time of the execution of the purchase agreement governing such Permitted Acquisition, line-of-business restrictions, provision of Guaranties and Security Agreements and aggregate consideration limitations with respect to entities/assets that do not become Guarantors/Collateral and (y) the Borrower and its subsidiaries may make unlimited investments, subject to the absence of any event of default and pro forma compliance with a Total Net Leverage Ratio equal to or less than 0.50x inside the Total Net Leverage Ratio as of the Closing Date; (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; provided that the Borrower and its subsidiaries may make unlimited dividends, distributions, and other equity redemptions, subject to (A) the absence of any event of default, (B) pro forma compliance with a Total Net Leverage Ratio equal to or less than 0.75x inside the Total Net Leverage Ratio as of the Closing Date and (C) an Available Amount Basket (as defined below) not less than $0; (vii) prepaying, redeeming or repurchasing junior lien debt, subordinated debt, the Borrower’s existing 0.250% Convertible Senior

Notes due 2024 (the “Existing 2024 Convertible Notes”), the Borrower’s existing 0.50% Convertible Senior Notes due 2026 (the “Existing 2026 Convertible Notes” and, together with the Existing 2024 Convertible Notes, the “Existing Convertible Notes”) and any Other Convertible Notes (to be defined in a manner consistent with the Documentation Principles), including, in the case of Existing Convertible Notes and Other Convertible Notes, by way of conversion and cash settlement payments owing in connection therewith; provided that the Borrower and its subsidiaries may (a) make any redemptions, repurchases, conversions or cash settlement payments with respect to the Existing Convertible Notes at such times, in such amounts, for such consideration (including cash, common stock of the Borrower, or a combination of both), and on such other terms as are, in each case, permitted by the applicable indenture governing such Existing Convertible Notes, so long as (i) no event of default under the Term Loan Facilities has occurred and is continuing, (ii) except with respect to any redemption, repurchase, conversion or cash settlement made with the proceeds of debt permitted under the Term Loan Documentation or the issuance of equity interests (other than “disqualified stock”), after giving effect to such redemption, repurchase, conversion or cash settlement payment, the Borrower and its subsidiaries have consolidated unrestricted cash and/or cash equivalents on hand of not less than $100.0 million and (iii) the amount of such redemption, repurchase, conversion or cash settlement payment is either (A) made from the proceeds of debt permitted under the Term Loan Documentation or the issuance of equity interests (other than “disqualified stock”) or (B) otherwise permitted to be made pursuant to (and is deemed charged as a utilization of) the Leverage-Based Restricted Debt Payment Basket (as defined below) and/or the Available Amount Basket (the “Combined RDP Basket”) or, if such amount exceeds the availability under the Combined RDP Basket, together with the availability under the other applicable baskets in the restricted payment covenant consistent with the Documentation Principles, the amount of such excess (such excess, the “Shortfall Amount”) reduces the Available Amount Basket on a dollar-for-dollar basis (such that the Available Amount Basket may be a negative amount); provided, however, that, notwithstanding the foregoing, the Borrower shall in any event be permitted to redeem, repurchase, convert or settle the Existing Convertible Notes with common stock of the Borrower as the sole consideration therefor and make cash payments in connection therewith to purchase fractional shares resulting therefrom, and (b) make unlimited prepayments, redemptions, repurchases of junior lien, subordinated debt, the Existing Convertible Notes and/or Other Convertible Notes (including cash settlement payments in connection with the Existing Convertible Notes and/or Other Convertible Notes), subject to (i) the absence of any event of default, (ii) pro forma compliance with a Total Net Leverage Ratio equal to or less than 0.75x inside the Total Net Leverage Ratio as of the Closing Date and (iii) the Available Amount Basket being not less than $0 (this clause (b), the “Leverage-Based Restricted Debt Payment Basket”); (viii) transactions with affiliates; (ix) negative pledges and restrictions on distributions, advances and asset transfers by subsidiaries; (x) changes in the nature of business; (xi) amending organizational documents or junior debt documents; and (xii) changes in fiscal quarters and fiscal years.

Among other customary and other agreed thresholds, exceptions and qualifications, the negative covenants will be subject to “baskets” to be set forth in the Term Loan Documentation, including (i) a “general investment basket” available under clause (v) of the immediately preceding paragraph equal to the greater of (x) $300.0 million and (y) 30% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters, (ii) shared “general restricted payment/restricted debt payment basket” available under clause (vi) and/or (vii) of the immediately preceding paragraph in an aggregate amount equal to the greater of (x) $300.0 million and (y) 30% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters and (iii) an available basket amount (the “Available Amount Basket”) that will be based on (a) a “starter” basket equal to the greater of (x) $300.0 million and (y) 30% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters plus (b) the Retained Excess Cash Flow Amount (to be defined in a manner consistent with the Documentation Principles) plus (c) certain other customary and agreed amounts (including, without limitation, net cash proceeds from “qualified” equity issuances of the Borrower, dispositions of investments made using the Available Amount Basket proceeds, the amount of retained asset sale proceeds, from mandatory prepayments declined by Declining Lenders, and the amount of any debt or disqualified stock converted into or exchanged for qualified equity of the Borrower) minus (d) the Shortfall Amount. The Available Amount Basket may be used for, among other things, dividends, distributions, investments, acquisitions and repayments of junior lien, unsecured or subordinated debt, subject solely to the absence of a default or any event of default.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division) or capital stock (each, a “Permitted Acquisition”), along with intercompany investments necessary to consummate such Permitted Acquisition, subject solely to the following terms and conditions: (a) before and after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (c) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agents and (d) acquisitions by the Borrower or Guarantors of persons and/or assets that do not become Guarantors or Collateral, as applicable, shall be subject to a cap to be agreed.

Notwithstanding anything to the contrary contained herein, the Borrower and its restricted subsidiaries shall be permitted to consummate a Post-Closing Reorganization. “Post-Closing Reorganization” means the reorganization of the Target, the Acquired Business and the Borrower and its subsidiaries, which may include such restructuring, cost-savings initiatives, divestitures, operational changes and other similar initiatives, in each case, as reasonably determined by the Borrower to be necessary or appropriate to achieve anticipated synergies in connection with the Merger or for tax optimization purposes; provided that, after giving effect thereto, (i) Lumentum Holdings Inc. remains the “Borrower” and (ii) there is no material adverse impact on the value of the Guaranties or the Collateral, in each case taken as a whole.

(c) Financial Covenant – None.

Unrestricted Subsidiaries:	The Term Loan Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with a Total Net Leverage Ratio not to exceed a Total Net Leverage Ratio equal to or less than 0.50x outside the Total Net Leverage Ratio as of the Closing Date and other conditions consistent with the Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) any subsidiary previously designated as an unrestricted subsidiary may not thereafter be re-designated as an unrestricted subsidiary, (ii) no subsidiary may be designated as an unrestricted subsidiary, unless it is also an “unrestricted subsidiary” for purposes of other material debt and (iii) no unrestricted subsidiary shall, at any time, hold or license any Material Intellectual Property (to be defined in a manner consistent with the Documentation Principles). The designation of any subsidiary as an “unrestricted subsidiary” shall constitute an investment for purposes of the investment covenant in the Term Loan Documentation in an amount equal to the fair market value thereof, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Term Loan Documentation. With limited exceptions to be mutually agreed, unrestricted subsidiaries will not be subject to the mandatory repayment provisions, the representations and warranties, affirmative or negative covenants or events of default provisions of the Term Loan Documentation, and the cash held by, the results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with financial tests contained in such Term Loan Documentation; provided, however, that notwithstanding the foregoing, unrestricted subsidiaries will be subject to representations and warranties, covenants and event of default provisions of the Term Loan Documentation solely with respect to matters related to FCPA, OFAC and other sanctions, anti-terrorism, anti-corruption and anti-money laundering laws.

Events of Default:	Events of Default (to be applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where applicable), with materiality thresholds, exceptions and qualifications to be mutually agreed and subject to the Documentation Principles: (i) nonpayment of principal when due or interest, fees or other amounts after a grace period consistent with the Documentation Principles; (ii) failure to perform or observe covenants set forth in the Term Loan Documentation, subject to notice and a grace period consistent with the Documentation Principles; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in excess of an amount to be mutually agreed (after giving effect to all applicable notice and cure periods); (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings consistent with the Documentation Principles); (vi) admission of inability to pay debts, attachment, etc.; (vii) judgment defaults in excess of an amount to be mutually agreed (subject to exceptions for judgments covered by acceptable insurance and/or third party indemnities consistent with the Documentation Principles); (viii) customary ERISA defaults; (ix) actual or asserted invalidity of the Term Loan Documentation or subordination provisions or impairment of security interests in the Collateral; and (x) Change of Control.

Assignments and Participations:

Neither the Borrower nor any Guarantor may assign its rights or obligations under the Term Loan Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Term Loan Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount to be established by the Administrative Agent (or, if less, the entire amount of such assignor’s commitments and outstanding Term Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined in a manner consistent with the Documentation Principles), natural persons and, except in connection with a Permitted Buy-Back (as defined below), the Borrower and its affiliates and (iv) except in the case of an assignment to any Lender, its affiliates or an “approved fund” of a Lender, the receipt of the consent of the Administrative Agent and, after Successful Syndication and so long as no default or event of default exists under the Term Loan Facilities, the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), provided that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consents). The Term Loan Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Term Loan Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Term Loans, as applicable. Assignments will be by novation and will not be required to be pro rata among the Term Loan Facilities. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution, and the Administrative Agent shall not have any liability (or duties) with respect to or arising out of any assignment or participation of Term Loans to, or the restrictions on any exercise of any rights or remedies of, any Disqualified Institution.

The Term Loan Documentation shall also provide that Term Loans may be purchased by, and assigned to, the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders with Term Loans on a pro rata basis and/or open market purchases, in each case in accordance with procedures to be agreed; provided that (i) no default or event of default then exists under the Term Loan Facilities or would result therefrom, (ii) any such purchase is made at a discount to par, (iii) the Borrower shall make a representation that it is not in possession of any material non-public information, (iv) any such Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower and (v) the Borrower complies with certain other conditions as may be required by the Administrative Agent (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:

Amendments and waivers of the provisions of the Term Loan Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Term Loan Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees of such Lender (other than the waiver of default interest), (iii) extensions of scheduled payments of any Term Loans (including at final maturity) or times for payment of interest or fees of such Lender, (iv) amendments to the collateral proceeds waterfall and (v) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of (i) the Collateral or (ii) the value of the Guaranties provided by the Guarantors, in each case, taken as a whole, (c) the consent of the Administrative Agent shall be required with respect to any amendment that adversely affects its rights and duties in such capacity and (d) class voting rights for Lenders under each affected tranche of the Term Loan Facilities shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Term Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Term Loans and participations held by such Lender (including any Prepayment Premium).

In addition, the Term Loan Documentation shall provide for the amendment (or amendment and restatement) of the Term Loan Documentation to provide for a new tranche of replacement term loans to replace all or a portion of the Term Loans of a given tranche under the Term Loan Documentation, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” not exceeding that applicable to the tranche of Term Loans so replaced, prepayment ratability provisions and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Administrative Agent, the Borrower and the lenders providing such replacement term loans.

The Term Loan Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower, with the approval of consenting Lenders, may extend the maturity of Term Loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended Term Loans; provided that the application of mandatory prepayments shall not be on a greater than pro rata basis with any non-extending Term Loans.

Indemnification; Expenses:

The Term Loan Documentation will contain customary indemnities for a credit facility of this size and type for the Administrative Agent, the Lead Arranger, the Lenders and their respective affiliates’ employees, officers and agents (including, without limitation, for all reasonable and documented out-of-pocket costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Term Loan Facilities), in each case other than any losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person (or any such indemnified person’s related persons), (ii) arising out of a material breach by such indemnified person (or any of such indemnified person’s related persons) of its respective obligations under the Term Loan Documentation (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of the Borrower’s subsidiaries and that is brought by an indemnified person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent in its capacity or in fulfilling its role as an administrative agent or Lead Arranger under the Term Loan Facilities); provided that the Borrower shall not be responsible for the fees and expenses of more than one primary counsel for the Administrative Agent, one local counsel for each relevant jurisdiction, one other counsel for all other Lenders and their respective affiliates, employees, officers and agents and, in each case, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, an additional primary counsel and one additional local counsel in each such applicable jurisdiction (in any case excluding costs of in-house counsel).

The Term Loan Documentation will require the Borrower to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the Lenders incurred in connection with the syndication of the Initial Term Loan Facility and the preparation, execution, delivery and administration of the Term Loan Documentation and any amendment or waiver with respect to the Term Loan Facilities and in connection with the enforcement of the Term Loan Documentation (subject to customary limitations).

Governing Law and Forum:	All Term Loan Documentation shall be governed by the laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local or state law). The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Arranger:	White & Case LLP.

Exhibit C

Project Cheetah

Term Loan Facilities

Summary of Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Subject in all respects to the Funds Certain Provisions, the initial borrowing under the Initial Term Loan Facility shall be subject solely to the satisfaction or waiver of the following conditions precedent:

1. The Borrower and each of the Guarantors shall have executed and delivered the Term Loan Documentation, which shall be consistent with the terms of the Commitment Letter and the Term Sheet and this Summary of Conditions.

2. Substantially concurrently with the initial funding under the Initial Term Loan Facility, the Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the definitive amended and restated merger agreement relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto) (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Section 2, collectively, the “Merger Agreement”), and the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Borrower nor any affiliate thereof shall have consented to any action which would require the consent of the Borrower or such affiliate under the Merger Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, in any such case without the prior written consent of the Agents (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any alteration, change, supplement, amendment, modification, waiver or consent (a) that decreases the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as any such decrease in excess of 10% of the purchase price is allocated on a dollar-for-dollar basis to reduce the aggregate principal amount of the Initial Term Loan Facility, (b) that results in any increase in the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by an issuance of common equity interests of the Borrower and/or cash on the balance sheet of the Acquired Business or the Borrower and (c) that includes any adverse modifications to the definition of Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) shall be deemed to be adverse to the interests of the Lenders in a material respect).

3. Since the date of the Merger Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement).

4. Prior to or substantially concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated.

5. The Equity Financing shall have been consummated (or shall be consummated substantially concurrently with the initial funding under the Initial Term Loan Facility) in accordance with the terms of the Merger Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 2 of this Exhibit C.

6. Subject in all respects to the Funds Certain Provisions, the Guaranties and Security Agreements required by the Term Sheet shall have been executed and delivered, and the Lenders shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as, and to the extent, required by Term Sheet.

7. The Agents shall have received (1) customary legal opinions from counsel to the Borrower and the Guarantors (including, without limitation, New York counsel), (2) a solvency certificate as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transaction, in the form attached as Annex A to this Exhibit C, from the chief financial officer (or other officer with reasonable equivalent duties) of the Borrower, (3) customary corporate (or other organizational) resolutions from the Borrower and the Guarantors, customary secretary’s certificates (or, as applicable, certificates delivered by the applicable officer, director, member, partner or equivalent) from the Borrower and the Guarantors appending such resolutions and charter documents and (4) a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of representations and warranties, except as provided in paragraph 12 below).

8. The Agents shall have received (1) audited consolidated balance sheets and related statements of income (or operations, as applicable) and cash flows of each of the Borrower and the Acquired Business for the three fiscal years of the Borrower or the Acquired Business, as applicable, ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business for each fiscal quarter (other than any fourth fiscal quarter) of the Borrower or the Acquired Business, as applicable, ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) pro forma consolidated balance sheet of the Borrower and its subsidiaries (including the Acquired Business) and a pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days (or 90 days with respect to any four fiscal quarter period ending on the last day of a fiscal year) before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (collectively, the “Required Information”); provided, that it is understood and agreed that the Lead Arranger received prior to the Original Signing Date (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower for each of the fiscal years of Borrower ended June 27, 2020, June 29, 2019, and June 30, 2018, (ii) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each of the fiscal years of the Acquired Business ended October 3, 2020, September 28, 2019, and September 29, 2018, (iii) unaudited consolidated balance sheet and related statement of income and cash flows of the Borrower for each of the fiscal quarter of Borrower ended September 26, 2020, and (iv) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each of the fiscal quarters of the Acquired Business ended July 4, 2020 and April 4, 2020.

9. All reasonable and documented costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation, in each case, contemplated hereby and payable to each Agent and the Lenders shall have been paid to the extent (a) due and owing on the Closing Date pursuant to the Commitment Letter or the Fee Letter and (b) with respect to expenses, invoiced to the Borrower at least three (3) business days prior to the Closing Date (which amounts may be offset against the proceeds of the initial funding under the Initial Term Loan Facility).

10. So long as requested in writing at least ten business days prior to the Closing Date, the Agents shall have received at least three business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

11. The Borrower shall have (a) delivered (or caused to be delivered) to the Lead Arranger such information required (and reasonably requested by the Lead Arranger) to prepare a customary confidential information memorandum to be used for the syndication of the Initial Term Loan Facility (excluding (x) any information customarily delivered by an investment bank or financing arrangers and (y) any financial information other than the Required Information) and (b) provided the Lead Arranger prior to the Closing Date a period (the “Marketing Period”) of not less than fifteen (15) consecutive business days to attempt to syndicate the Initial Term Loan Facility; provided that (x) if the Marketing Period has not been completed on or prior to August 20, 2021, the Marketing Period shall commence no earlier than September 7, 2021 and (y) if the Marketing Period has not been completed on or prior to December 22, 2021, the Marketing Period shall commence no earlier than January 4, 2022. If Borrower in good faith reasonably believes it has delivered the information required by clause (a) of this paragraph 11, it may deliver to the Lead Arranger a written notice to that effect, in which case the Borrower shall be deemed to have complied with its obligation to furnish such information on the date such notice is received by the Lead Arranger, unless the Lead Arranger in good faith reasonably believes that the Borrower has not completed delivery of such information and, within two business days after the receipt of such notice from the Borrower, the Lead Arranger delivers a written notice to the Borrower to that effect (stating with reasonable specificity what information has not been delivered); provided that, notwithstanding the foregoing, the requirement set forth in clause (a) of this paragraph 11 shall be satisfied at any time at which (and so long as) the Lead Arranger shall have actually received such information, regardless of whether or when any such notice is delivered to the Borrower.

12. The Merger Agreement Representations shall be true and correct (subject, in each case, to any materiality set forth in Article III of the Merger Agreement) as of the Closing Date (or true and correct as of a specified date, if earlier) and the Specified Representations shall be true and correct in all material respects as of the Closing Date (or if qualified by materiality, true and correct in all respects).

Annex A to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•], _____

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, Wajid Ali, the Executive Vice President and Chief Financial Officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transaction and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transaction on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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[1]	Describe Credit Agreement.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [___]
Title:

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